Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DCT Industrial Trust Inc.:

We consent to the incorporation by reference in registration statement Nos. 333-137929 and 333-145252 on Form S-8 and registration statement Nos. 333-141910, 333-141913 and 333-145253 on Form S-3 of DCT Industrial Trust Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of DCT Industrial Trust Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report dated March 28, 2008, with respect to the consolidated balance sheet of DCT/SPF Industrial Operating LLC and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, members’ capital, and cash flows for the period from August 22, 2007 (inception) through December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of DCT Industrial Trust Inc.

/s/ KPMG LLP

Denver, Colorado

March 28, 2008